Exhibit 10.85

OBERON
SECURITIES
June 15, 2006
Mr. Guy Nissenson
Xfone, Inc.
Britannia House
960 High Road
London, N12 9RY
United Kingdom

Fees Due to Oberon Securities, LLC from Xfone, Inc. in connection with past services and certain transactions

Dear Mr. Nissenson:

Reference is made to that certain Financial Consulting Agreement by and among Xfone, Inc. and The Oberon Group, LLC, dated February 12, 2004 (as amended, modified, supplemented, assigned or novated from time to time, the “February 12, 2004 Agreement”).

This letter serves as a negotiated agreement of all fees due to Oberon Securities, LLC (“Oberon”) in conjunction with the acquisitions of I-55 Telecommunications, LLC. and I-55 Internet Services, Inc. which shall be paid upon execution of this agreement.

The following reflects the agreement between the parties with respect to total and final consideration due to Oberon pursuant to the February 12, 2004 Agreement and subsequent negotiations between the parties for said services / transactions:

Common Shares - 90,000 restricted shares of common stock. A certificate representing the shares shall be delivered to Oberon within 7 business days from the approval of the related Additional Listing Application by the American Stock Exchange.

Warrants - (i) 243,100 5-year warrants @ $2.86 strike price. (ii) 37,200 5-year warrants @ $3.34 strike price. Certificates representing the warrants shall be delivered to Oberon within 7 business days from the approval of the related Additional Listing Application by the American Stock Exchange.

Cash - $38,100 which shall be paid to Oberon within 3 business days from execution of this agreement.

All common shares throughout this agreement and all shares underlying the warrants throughout this agreement shall entitle their holder to one-time “piggyback” registration rights. All warrants may be exchanged without the payment of any additional consideration for Client’s stock based upon the values of the warrant and the stock at the time of the exchange (i.e., net issuance).

I look forward to continuing to work with Xfone on its financing and M&A needs.

Best regards,

/s/ Adam Breslawsky
Adam Breslawsky

Agreed to by:

/s/ Guy Nissenson
Guy Nissenson
Xfone, Inc.
President and
Chief Executive Officer